Exhibit 21.1
Subsidiaries of the Registrant

Name, Jurisdiction	Relationship

CDM OLP GP, LLC, Delaware	100% — owned by CDM Resource Partners, L.P.
CDM Resource Management, Ltd., Texas	52.999% — owned by CDM Resource Partners, L.P.
0.001% — owned by CDM OLP GP, LLC